Consent of Independent Registered Public Accounting Firm



     We have issued our report dated June 1, 2005, accompanying the financial statements and schedule incorporated by reference or included in the Annual Report of First National Bank of Chester County Retirement Savings Plan on Form 11-K for the years ended December 31, 2004 and 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of First Chester County Corporation on Forms S-8 (File No. 333-15733, effective November 7, 1996 and File No. 333-107763 effective date August 8, 2003).




/s/ Grant Thornton LLP
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Philadelphia, Pennsylvania
June 1, 2005